Exhibit 99.1

FOR IMMEDIATE RELEASE

RLI DECLARES REGULAR DIVIDEND

PEORIA, ILLINOIS, February 15, 2022 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today its Board of Directors has declared a first quarter regular cash dividend of $0.25 per share, unchanged from the prior quarter. The dividend is payable on March 18, 2022, to shareholders of record as of February 28, 2022.

RLI has increased dividends in each of the last 46 years.  The company’s dividend yield would be 1.01% based on the $1.00 indicated annual dividend and yesterday’s closing stock price of $99.24,

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 46 consecutive years and delivered underwriting profits for 26 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Vice President, Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

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